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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM N-8A/A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

 ................................................................................

Name:    iShares Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):

         Barclays Global Fund Advisors
         45 Fremont Street
         San Francisco, CA 94105

Telephone Number (including area code):

         (415) 597-2000

Name and address of agent for service of process:

         The Corporation Trust Company
         1209 Orange Street
         Wilmington, DE 19801

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

YES [X]                      NO [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the Fund has duly caused this notification of registration to be duly signed on its behalf by the undersigned, duly authorized, in the City of New York and the State of New York on the 16th day of December, 1999.


                                                    iShares Trust
                                               ---------------------------------
                                                    (Name of Trust)



                                            By: /s/ Nathan Most
                                               ---------------------------------
                                                    Nathan Most
                                                    Trustee

Attest:  /s/ Deborah Ferraro
        -----------------------------
             Deborah Ferraro
             Notary